Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER DIVIDEND OF $0.35 PER SHARE
AND ANNOUNCES DECEMBER 31, 2009 FINANCIAL RESULTS

FIRST QUARTER DIVIDEND DECLARED

New York, NY — February 25, 2010 — Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.35 per share, payable on March 31, 2010 to stockholders of record as of March 15, 2010.

DECEMBER 31, 2009 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2009.

HIGHLIGHTS

Financial

(dollar amounts in millions, except per share data)

	Q4-09		Q4-08		FY-09		FY-08
	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
Core EPS (excluding professional fees related to the proposed acquisition of Allied Capital Corporation— Basic and Diluted(1)	$40.7	$0.37	$32.1	$0.33	$137.3	$1.35	$127.0	$1.42
GAAP net income (loss) — Basic and Diluted	$69.6	$0.64	$(110.5)	$(1.14)	$202.7	$1.99	$(139.5)	$(1.56)
Net investment income — Basic and Diluted	$38.4	$0.35	$32.1	$0.33	$133.4	$1.31	$127.0	$1.42
Net realized gains (losses)	$(41.7)	$(0.38)	$1.6	$0.02	$(19.4)	$(0.19)	$6.4	$0.07
Net unrealized gains (losses)	$73.0	$0.67	$(144.2)	$(1.49)	$88.7	$0.87	$(272.8)	$(3.05)

•                  Total fair value of investments:

•                  December 31, 2009: $2.2 billion

•                  December 31, 2008: $2.0 billion

•                  Net assets per share:

•                  December 31, 2009: $11.44

•                  December 31, 2008: $11.27

•                  Stockholders’ equity:

•                  December 31, 2009: $1.3 billion

•                  December 31, 2008: $1.1 billion

•                  Dividends declared per share:

•                  Fourth quarter 2009: $0.35

•                  Fourth quarter 2008: $0.42

•                  YE 2009: $1.47

•                  YE 2008: $1.68

(1)   Basic and diluted Core EPS (excluding professional fees related to the proposed acquisition of Allied Capital Corporation) is a non-GAAP financial measure. Core EPS (excluding professional fees related to the proposed acquisition of Allied Capital Corporation) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees related to the proposed acquisition of Allied Capital Corporation, realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions, except average total assets for the period)

	Q4-09	Q4-08	FY-09	FY-08
Gross commitments made during period	$344.4	$76.0	$479.8	$905.5
Exits of commitments during period	$333.7	$75.1	$604.4	$430.3
Average total assets for the period (in billions)	$2.2	$2.2	$2.1	$2.1

•                  Number of portfolio company investments:

•                  December 31, 2009: 95

•                  December 31, 2008: 91

•                  Weighted average yield of debt and income producing securities at fair value(2):

•                  December 31, 2009: 12.67%

•                  December 31, 2008: 12.79%

•                  Weighted average yield of debt and income producing securities at amortized cost(3):

•                  December 31, 2009: 12.08%

•                  December 31, 2008: 11.73%

OPERATING RESULTS

For the quarter ended December 31, 2009, Ares Capital reported GAAP net income of $69.6 million or $0.64 per share (basic and diluted). Net investment income for the quarter was $38.4 million or $0.35 per share (basic and diluted). Net realized and unrealized gains for the quarter were $31.3 million or $0.29 per share (basic and diluted).

For the year ended December 31, 2009, Ares Capital reported GAAP net income of $202.7 million or $1.99 per share (basic and diluted). Net investment income for the year was $133.4 million or $1.31 per share (basic and diluted). Net realized and unrealized gains for the year were $69.3 million or $0.68 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2009, total assets were $2.3 billion, stockholders’ equity was $1.3 billion and net asset value per share was $11.44.

In the fourth quarter of 2009, Ares Capital made $344.4 million in new commitments across five new portfolio companies and five existing portfolio companies. In these new transactions, four private equity sponsors were represented.  In total, as of December 31, 2009, 67 private equity sponsors were represented in the Ares Capital portfolio.  Also, during the quarter, we made four investments in non-sponsored transactions. Of the $344.4 million in new commitments made during the quarter, approximately 27% were made in first lien senior secured debt, 15% in senior subordinated debt and 11% in equity/other securities and 47% represented the Company’s investment in the Senior Secured Loan Fund LLC (the “Senior Secured Loan Fund”). Of these investments, 74% were floating rate.  During the fourth quarter, significant new commitments included:

•                  $165.0 million in subordinated notes in the Senior Secured Loan Fund;

•                  $46.7 million in 1st lien senior debt and subordinated debt (in two separate transactions) to a portable moving and self storage company;

•                  $43.6 million in 1st lien senior term and revolving debt to a for-profit postsecondary education company;

•                  $33.6 million in an equity commitment to Ivy Hill Asset Management, L.P. related to its investment in the Ivy Hill Senior Debt Fund, L.P.; and

•                  $32.5 million in 1st lien senior debt to a personal care products company.

For the year ended December 31, 2009, Ares Capital made $479.8 million in new commitments across 9 new and 24 existing portfolio companies. Of the $479.8 million in new commitments made during the year, approximately 34% were made in first lien senior secured debt, 2% in second lien senior secured debt, 17% in senior subordinated debt, 34% in the Senior Secured Loan Fund and 13% in equity/other securities. Of these investments, 65% were in floating rate debt securities.

The fair value of Ares Capital’s portfolio investments at December 31, 2009 was approximately $2.2 billion.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 49% in senior secured debt securities (33% in first lien and 16% in second lien assets), 27% in senior subordinated debt securities, 8% in the Senior Secured Loan Fund and 16% in equity/other securities.  As of December 31, 2009, the weighted average yield of debt and income producing securities at fair value was 12.7%(2) (12.1% at cost (3)) and 39% of the Company’s investments at fair value were in floating rate debt securities.

President Michael Arougheti commented, “We are pleased to report our third consecutive quarterly increase in core earnings per share (excluding professional fees associated with the acquisition of Allied Capital Corporation) which totaled $0.37, representing an increase of 12% compared to a year ago and quarterly dividend coverage of 106%.  Our $0.64 in fourth quarter GAAP earnings per share were near record levels, driving a 2.5% increase in our net asset value per share to $11.44.  Our strong core and GAAP quarterly earnings per share resulted from a 35 basis point increase in our weighted average investment spread, higher structuring fees and improved credit trends.  We incurred no new non-accruing loans and our non-accruing loans as a percentage of our portfolio at cost and fair value declined from 5.3% and 1.7% last quarter to 2.5% and 0.5%, respectively, as of the end of the fourth quarter.  For all of 2009, we reported record GAAP earnings per share of $1.99 driven in part by solid net investment gains in our portfolio over the last two quarters.”

“We have considerably strengthened our balance sheet through several recent accomplishments.  We not only extended the maturities on our revolving credit facilities until January 2013 on attractive terms, but we also expanded our combined debt capacity to $1.3 billion.  In addition, after giving effect to the net proceeds of our February 2010 equity offering of over $277 million, we had pro forma debt capacity and cash equivalents of nearly $700 million and a net debt to equity ratio of 0.39x using our December 31, 2009 balance sheet.  Overall, we believe we are very well positioned to take advantage of the attractive investment opportunities in the marketplace and, assuming receipt of the necessary stockholder approvals, to execute upon the closing of our acquisition of Allied Capital Corporation,” added Michael Arougheti.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize our investments. Investments with a grade of 4 involve the least amount of risk in our portfolio (i.e. the portfolio company is performing above expectations and the trends and risk factors are generally favorable, including a potential exit). Investments graded 3 involve a level of risk that is similar to the risk at the time of origination (i.e. the portfolio company is performing as expected and the risk factors are neutral to favorable). All new investments are initially graded 3. Investments graded 2 involve a portfolio company that is performing below expectations and indicates that the investment’s risk has increased materially since origination. Grade 1 is for those investments that are not anticipated to be repaid in full. Our investment adviser employs half-point increments to reflect underlying trends in portfolio company operating or financial performance, as well as the general outlook. As of December 31, 2009, the weighted average investment rating of the investments in Ares Capital’s portfolio was 3.0 with 0.5% of total investments at fair value (or 2.5% at amortized cost) were on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2009, Ares Capital had $99.2 million in cash and cash equivalents and $969.5 million in total debt outstanding.  Subject to leverage restrictions, Ares Capital had approximately $252.1 million available for additional borrowings under its existing credit facilities as of December 31, 2009.

DIVIDEND

For the three months ended December 31, 2009, Ares Capital declared a dividend on November 5, 2009 of $0.35 per share for a total of $38.4 million.  The record date was December 15, 2009 and the dividend was distributed on December 31, 2009.

(2) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(3) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

RECENT DEVELOPMENTS

On January 22, 2010, we entered into an agreement to amend and restate our senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”). The amendment and restatement of the Revolving Credit Facility, among other things, increased the size of the facility from $525 million to $690 million (comprised of $615 million in commitments on a stand-alone basis and an additional $75 million in commitments contingent upon the closing of the proposed acquisition of Allied Capital Corporation (the “Allied Acquisition”)), extended the maturity date to January 22, 2013 and modified pricing. Subject to certain exceptions, pricing under our prior revolving credit facility was based on LIBOR plus 1.00% or on an “alternate base rate” (which was the highest of a prime rate, the federal funds rate plus 0.50%, or one month LIBOR plus 1.00%). Subject to certain exceptions, pricing under the Revolving Credit Facility is based on LIBOR plus an applicable spread of between 2.50% and 4.00% or on the “alternate base rate” plus an applicable spread of between 1.50% and 3.00%, in each case based on a pricing grid depending on our credit rating. On January 22, 2010, the effective LIBOR spread under the Revolving Credit Facility was 3.00%. Additionally, we are required to pay a commitment fee of 0.50% on any unused portion of the Revolving Credit Facility.  The Revolving Credit Facility is secured by substantially all of our assets (subject to certain exceptions, including investments held by certain of our subsidiaries). In connection with the amendment and restatement of the Revolving Credit Facility, we paid structuring and arrangement fees totaling $15.6 million.  The Revolving Credit Facility includes an “accordion” feature that allows us, under certain circumstances, to increase the size of the facility to a maximum of $897.5 million on a stand-alone basis prior to the closing of the Allied Acquisition, and up to a maximum of $1.05 billion upon the closing of the Allied Acquisition, if any.

Also on January 22, 2010, we combined our existing $225 million amortizing Ares Capital CP Funding LLC facility (the “CP Funding Facility”) with our existing $200 million revolving Ares Capital CP Funding II LLC facility (the “CP Funding II Facility”) into a single $400 million revolving securitized facility, referred to as the combined CP Funding Facility. In connection with the combination, we terminated the CP Funding II Facility and entered into an Amended and Restated Purchase and Sale Agreement with Ares Capital CP Funding Holdings LLC, our wholly owned subsidiary (“CP Holdings”), pursuant to which we will sell to CP Holdings certain loans that we have originated or acquired, or will originate or acquire from time to time, which CP Holdings will subsequently sell to Ares Capital CP Funding LLC, a wholly owned subsidiary of CP Holdings (“Ares Capital CP”). The combined CP Funding Facility is secured by all of the assets held by and the membership interest in Ares Capital CP. The combined CP Funding Facility, among other things, extends the maturity date of the facility to January 22, 2013 (with two one-year extension options, subject to mutual consent). Subject to certain exceptions, the interest charged on the combined CP Funding Facility is based on LIBOR plus an applicable spread of between 2.25% and 3.75% or on a “base rate” (which is the higher of a prime rate, or the federal funds rate plus 0.50%) plus an applicable spread of between 1.25% to 2.75%, in each case, based on a pricing grid depending upon our credit rating. On January 22, 2010, the effective LIBOR spread under the combined CP Funding Facility was 2.75%.  Additionally, we are required to pay a commitment fee of between 0.50% and 2.00% depending on the usage level on any unused portion of the combined CP Funding Facility.

In February 2010, we completed a public add-on equity offering (the “February Add-on Offering”) of 22,957,993 shares of common stock (including 1,957,993 shares pursuant to the partial exercise by the underwriters of their overallotment option) at a price of $12.75 per share, less an underwriting discount of $0.6375 per share.  Total proceeds from the February Add-on Offering, net of underwriters’ discount and offering costs, were approximately $278 million.

As of February 24, 2010 we made $151.2 million of investments since December 31, 2009.  Of these investments, 86% were in senior subordinated debt, 8% were for the investment in the Senior Secured Loan Fund LLC, 5% were in first lien senior secured debt and 1% were in common equity.  Of the investments, 94% were in fixed rate investments with a weighted average yield at amortized cost of 15%.  Of the remaining investments, 5% were in floating rate investments with a weighted average spread at amortized cost of 11%.  As of February 24, 2010, we exited $118.0 million of investments since December 31, 2009.  Of these investments, 71% were in first and second lien senior secured debt and 29% was in senior subordinated debt.  Of the investments, 71% were in fixed rate investments with a weighted average yield at amortized cost of 13%.  Of the remaining investments, 29% were in floating rate investments with a weighted average spread at amortized cost of 6%.

In addition, as of February 24, 2010, we had an investment backlog and pipeline of $75 million and $220 million, respectively.  We expect to syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on February 25, 2010, at 11:00 a.m. (ET) to discuss its fourth quarter and year ended December 31, 2009 financial results. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  All callers will need to reference “Ares Capital Corporation” and Elite Entry #8642251 to join the conference. For interested parties an archived replay of the call will be available through March 12, 2010 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference passcode #437591.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies.  Ares Capital invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital also makes equity investments.  Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser.  As of December 31, 2009, Ares Management had approximately $33 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except per share data)

	As of
	December 31, 2009	December 31, 2008

ASSETS
Investments at fair value (amortized cost of $2,376,384 and $2,267,593, respectively)	$2,171,814	$1,972,977
Cash and cash equivalents	99,227	89,383
Receivable for open trades	—	3
Interest receivable	28,019	17,547
Other assets	14,455	11,423
Total assets	$2,313,515	$2,091,333
LIABILITIES
Debt	$969,465	$908,786
Management and incentive fees payable	66,495	32,989
Payable for open trades	489	—
Accounts payable and accrued expenses	16,533	10,006
Interest and facility fees payable	2,645	3,869
Dividend payable	—	40,804
Total liabilities	1,055,627	996,454
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 300,000,000 and 200,000,000 common shares authorized, respectively; 109,944,674 and 97,152,820 common shares issued and outstanding, respectively	110	97
Capital in excess of par value	1,490,458	1,395,958
Accumulated undistributed net investment loss	3,143	(7,637)
Accumulated undistributed net realized loss on investments, foreign currencies and extinguishment of debt	(31,115)	(124)
Net unrealized loss on investments and foreign currency transactions	(204,708)	(293,415)
Total stockholders’ equity	1,257,888	1,094,879
Total liabilities and stockholders’ equity	$2,313,515	$2,091,333
NET ASSETS PER SHARE	$11.44	$11.27

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(dollar amounts in thousands, except per share data)

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2009	December 31, 2008	December 31, 2007
INVESTMENT INCOME:
Interest from investments	$225,066	$208,471	$162,434
Capital structuring service fees	5,623	21,242	18,008
Dividend income	3,838	2,579	3,225
Management fees	3,498	2,378	795
Interest from cash & cash equivalents	265	1,625	2,946
Other income	6,982	4,166	1,465
Total investment income	245,272	240,461	188,873
EXPENSES:
Incentive management fees	33,332	31,748	23,522
Base management fees	30,409	30,463	23,531
Interest and credit facility fees	24,262	36,515	36,889
Professional fees	7,820	5,990	4,907
Professional fees related to the acquisition of Allied Capital Corporation	4,939	—	—
Administrative	4,009	2,701	997
Insurance	1,366	1,271	1,081
Depreciation	672	503	410
Directors fees	514	337	280
Other	3,967	3,693	3,133
Total expenses	111,290	113,221	94,750
NET INVESTMENT INCOME BEFORE INCOME TAXES	133,982	127,240	94,123
Income tax expense (benefit), including excise tax	576	248	(826)
NET INVESTMENT INCOME	133,406	126,992	94,949
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Investments	(46,168)	6,557	6,562
Foreign currency transactions	205	(186)	(18)
Net realized gains (losses)	(45,963)	6,371	6,544
Net unrealized gains (losses):
Investments	88,894	(272,824)	(10,654)
Foreign currency transactions	(187)	6	(7)
Net unrealized gains (losses)	88,707	(272,818)	(10,661)
Net realized and unrealized gains (losses) from investments and foreign currency transactions	42,744	(266,447)	(4,117)
REALIZED GAIN ON EXTINGUISHMENT OF DEBT	26,543	—	—
NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$202,693	$(139,455)	$90,832
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.99	$(1.56)	$1.34
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	101,719,800	89,666,243	67,676,498

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees related to the proposed acquisition of Allied Capital Corporation (“Allied Capital”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and year ended December 31, 2009 and 2008 are provided below.

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Basic and diluted Core EPS (excluding professional fees related to the proposed acquisition of Allied Capital) (1)	$0.37	$0.33	$1.35	$1.42
Professional fees related to the proposed acquisition of Allied Capital	(0.02)	—	(0.04)	—
Net realized and unrealized gains (losses)	0.29	(1.47)	0.68	(2.98)
Incentive fees attributed to realized gains (losses)	—	—	—	—
Income tax expense related to realized gains	—	—	—	—
Basic and diluted GAAP EPS	$0.64	$(1.14)	$1.99	$(1.56)

(1)           Basic and diluted Core EPS (excluding professional fees related to the acquisition of Allied Capital) is a non-GAAP financial measure. Core EPS (excluding professional fees related to the proposed acquisition of Allied Capital) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees related to the acquisition of Allied Capital, realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.